Robert J. Stone Sr.
                             1329 S.W. 71st Terrace
                             Oklahoma City, OK 73159

George W. Cole
EMTC International, Inc.
Suite 770
3535 Northwest 58th Street
Oklahoma City, OK   73112

                                Re:      EMTC International, Inc.

Dear Mr. Cole:

The undersigned consents to serve as a director of EMTC International, Inc. should the proposed merger between it and Engineering and Materials Technology Corporation be approved and effected. Further, the undersigned consents to being named in Form SB-2 and Form S-4 Registration Statements filed with the Securities and Exchange Commission as a person who will so serve as a director.

                                   Sincerely,

                                   /s/ Robert J. Stone Sr.

                                   Robert J. Stone Sr.



Dated:  April 18, 2002